Exhibit 10.1

VillageEDOCS, Inc.

Financial Communications

Program Recommendations and Engagement Agreement

Submitted: October 2002

FINANCIAL COMMUNICATIONS PROGRAM PROPOSAL AND ENGAGEMENT AGREEMENT

Thank you for allowing us the opportunity to review ways in which Magnum Financial Group, LLC can assist VillageEDOCS, Inc. in gaining greater visibility within the investment community, and in securing a fair market value for the Company's common stock on a consistent basis.

Each year, the universe of publicly traded companies grows, as does the number of stockbrokers, investment analysts, money managers and institutional portfolio managers. As a result, small and/or recently listed companies experience an increased difficulty in being recognized in the overall market clamor. Today, most publicly traded companies acknowledge the importance of a well-crafted financial communications strategy in communicating their message to the investment community. Large companies generally manage this function in-house by hiring dedicated investor relations specialists. Small firms and new companies, however, are increasingly utilizing the services of financial communications consultants, such as Magnum Financial Group, to save them both time and money in getting their story out to the investing public.

We at Magnum Financial Group can provide both the proactive campaigning to bring your stock to the attention of those members of the investment community for which it is most suited, and the reactive contact necessary to satisfy the questions and need for information originating from existing stockholders and other interested parties.

While any plan upon which we embark will be crafted in consultation with you, we have herein developed a set of proposed Financial Communications Program Recommendations that will provide you with a professional and consistent communications program designed to gain additional exposure within the investment community.

TWO KEY FACTORS THAT PUT MAGNUM AHEAD OF THE REST

Customized Programs      -    Unlike the competition, Magnum does not use a "cookie cutter" approach to investor relations. Instead, in recognizing that each client and management team is unique, we develop, in conjunction with significant input from the client, a plan that is within the client's budget, with reference to the client's short- and long-term objectives, and in keeping with management's available time and marketing philosophy.

Evolutionary                     -    Today, the investment world is changing at a dramatic pace and many Investor Relations firms are stuck in the past -- doing the same thing the same old way. Magnum prides itself on its ability to change and adapt to new market realities, to identify and evaluate new ideas and methods of communicating one's investment story, and to assist its clients in maximizing the opportunities inherent in being a publicly-traded company.

This Financial Communications Program Recommendations and Engagement Agreement shall serve as the complete and final understanding by and between VillageEDOCS, Inc. 2121 Palomar 14471 Chambers Road #105, Tustin, CA  92780 ("Village", "Client" or the "Company"), and Magnum Financial Group, LLC ("Magnum"), 2523 West 7th Street, Suite B, Los Angeles, CA  90057, both of which are also referred to collectively herein as "the Parties."

I.                  PRIMARY GOAL

Our goal at Magnum Financial is to implement the necessary tools and communications strategy that will enable a client to broaden its reach of intended audiences in the financial communities, so as to stimulate interest in the Company and to attain a fair market value for its stock.

To reiterate statements previously made to the Company, the objective of our financial communications program is to broaden the awareness of the Company in the capital markets through a methodical, disciplined and proven communications process. The program will be structured to generate interest in the Company's securities, with a goal of achieving the highest sustainable market value for those securities, and executed based upon the budget available. We herein make no representations as to the effect of our programs on either the price and/or volume of the Company's securities. From our experience, a public company that expends time and effort in making the investment community aware of its story will trade at a higher price level and higher volume than otherwise might be the case.  However, the markets for publicly traded stocks are complex, and are influenced by numerous factors beyond the control of Magnum and the Company.

II.               MARKET CIRCUMSTANCES

VillageEDOCS, Inc. is a company that provides worldwide, Internet based, business-to-business fax services.   The Company's Internet based Fax service allows its customers to send individual faxes as well as 'blast' faxes to thousands of recipients through their web browser, email package, or directly from their Microsoft Windows based application, Enterprise Resource Planning, Customer Relationship Management System or Corporate Information System.  The Company charges its clients a monthly fee for the aforementioned services, based on a per page (sent or received) basis or a per minutes usage basis.

For a company like Village that lacks the support and following of a major investment banking firm and other professional investors (i.e. securities analysts, portfolio managers and retail brokers), a communications plan that targets individual investors as well as investment community professionals, is paramount. Regardless of the investment audience, the basics of solid financial communications should be employed. Such basics include investor kits, corporate profiles, press releases, and fax/mailing/e-mail lists.

Included in Magnum's recommendations is a paid media program.  Due to the shifting dynamics of the investment community, statistics show that more than half of all trades in small cap stocks are being generated by individual investors. Through extensive research Magnum has identified that the primary methods of information on new investments for individual investors are coming from varying forms of paid media, including magazines, Internet sites, television, radio and financial conferences. Magnum employs an ongoing research program to identify and catalog paid media opportunities, including Internet sites.  Through our extensive monitoring of these marketing tools, Magnum has identified, and continues to identify, those opportunities that provide the most cost-effective methods for reaching the individual investor audience.  Further, as Magnum is continually directing business towards those paid media vendors that provide, in Magnum's opinion, superior results, Magnum is often able to obtain preferential pricing and other benefits for our clients, that are not available to other companies.   Of course, the degree to which the Company will be able to avail itself of paid media opportunities specifically hinges upon the budget available for such activities.

Based on the Company's circumstances, Magnum Financial is recommending a program that covers the basics of solid financial communications, while targeting individual investors (through Internet exposure and paid media), and other members of the investment community (brokers, fund managers) that are known by Magnum to invest small cap stocks.

Specific program objectives and recommendations are outlined and discussed on the pages that follow.

III.           PROGRAM OBJECTIVES

¯      To develop and deliver a clear, concise, and compelling investment story to the investment community.

¯      To foster consistent and efficient communications between the Company and the investment community.

¯      To identify and engage in activities specifically designed to stop existing stockholders from selling their stock, if needed.

¯      To identify key supporters of the Company in the investment community, if any, and to enlist their support in getting new investors into the stock.

¯      To develop, coordinate and execute, on behalf of the Company, participation in programs, activities and events designed to attract the interest of individual investors and brokers.

¯      To communicate with individual investors, thereby creating a diverse market demand for the Company's stock.

¯      To identify key retail brokers and attempt to obtain their support for the stock, if appropriate.

¯      To counsel management on effective strategies for increasing the Company's exposure in the investment community, to provide management with realistic feedback from the investment community, and to identify for management weaknesses in their plans which may affect interest in the Company's stock.

¯      To introduce the Company to broker-dealers who can facilitate the Company listing on the American Stock Exchange or Nasdaq, at the appropriate time.

¯      To achieve the highest sustainable market value for the Company's securities, contributing to increased shareholder liquidity and enhanced corporate finance opportunities.

IV.              SUMMARY OF RECOMMENDED ACTIVITIES

Magnum Financial Group is recommending a financial communications program that begins immediately. We have herein outlined a detailed six-month plan designed to begin the process of informing the appropriate investment audiences, on an on-going basis, about the investment opportunity presented by the Company.  Please note that our plan is not segregated by month, because many of the recommended activities are designed for implementation on a continual basis.

Our approach in developing this plan is to cover the basics of good communications, while instituting a modest program to promote the Company's stock.

Our program does not include "streetwork." A streetwork program involves the continual and active phone solicitation of brokers, fund managers and analysts to introduce them to the Company's story.   A streetwork program is most suited to a company that is listed on a major exchange, and is exempt from the penny stock rules that prohibit most professional investors from buying low priced OTC Bulletin Board stocks.   As trading activity in the Company's securities increases, and if there is price appreciation and the Company is successful in furthering its plans, a streetwork program may be of value as time goes by.

Our program does not include "roadshows".  Roadshows are specific, planned trips to major financial centers for the purpose of holding a series of meetings, either one-on-one or group meetings, to introduce the client's story to members of the investment community.  For those clients of Magnum for whom roadshows are appropriate, Magnum will separately develop and implement roadshow programs, and will charge the client an additional fee for such roadshows.  The price of roadshows is not included in this proposal because 1) roadshows are not appropriate for all clients, 2) roadshows costs vary depending upon the location, duration and other factors, and 3) the frequency of roadshows will vary depending upon client's availability, client's results and market conditions.

Although we have outlined herein our intended activities, the scope and nature of our engagement, subject to the terms of this Agreement, may be changed and/or modified at any time by mutual agreement between the Parties.

Specific activities recommended by Magnum Financial Group are outlined below:

1.      Confer with management to obtain specifics about their activities and progress over the past year, so as to develop a positioning strategy and investment story to convey to investors. Due to the unique nature of the Company's business, this step is a key element in the Company's communications program, and an activity that needs to be allocated an appropriate amount of time and effort.

2.      Identify key target dates and tasks to be accomplished over the coming months, in concert with any significant events or activities planned by the Company.  Review with management the Investor Relations Activity Checklist and the division of responsibilities between client and Magnum. Adjust proposed program as necessary.

3.      Develop a one-page to two-page fact sheet, to be used both in investor kits as well as a fax tool for giving interested parties a quick, summarized overview of the Company's activities.

4.      Counsel management on public markets and the financial communications process.

5.      Review the Company's investor kits, and make changes as needed. (Investor kits should be available on-line through the Company's website)

6.      Review Company's press releases on significant events in the Company's business.  Edit as necessary.

7.      Compile names to be included on the Company's e-mail and mailing lists -- key brokers, stockholders, directors, individual investors, interested parties, investment bankers, etc. and others known to the Company and/or readily known to Magnum who would have an interest in the story.

8.      Identify key investors and introduce Magnum as the main contact point.

9.      Put the Company on Magnum's website.  Magnum's website would include the one-pager, regulatory filings, press releases, stock quotes, and a link to the Company's website.

10.  Research and prepare a list of financial publications and investment newsletters that may have an interest in the Company's story; add to fax/e-mail list, and plan timing of mailings.

11.  Take incoming phone calls from members of the investment community, as needed.

12.  List the Company's story on an investment securities-related Internet web site.  (Dependent upon Client's budget for such activities).

13.  Develop and implement a paid media program, that will most likely include direct mail, Internet marketing, television, radio, conferences, print ads, and other methods of reaching the investment community.  Follow up on all leads generated by using a combination of fax, e-mail, regular mail and personal phone contact.  Paid media programs also generate leads that Magnum employees can follow up on. (Implementation of this type of program is dependent upon Client's budget for such activities.)

14.  Identify all market makers, update/apprise them of the Company's story, and add them to the e-mail and mailing list.

15.  Coordinate quarterly and/or special event conference calls with management and the investment community, including invitations, scripting, and practice sessions, as needed.

16.  Identify and introduce the Company to investment bankers that can facilitate a transition of the Company from the Bulletin Board to a senior exchange, as appropriate.

17.  If needed, engage and manage the efforts of a promoter, or promoters, on behalf of the Company.  Stock promoters are typically individuals who have a close network of investors with whom they work.  These promoters will introduce the Company to their network, and encourage their network associates to purchase stock in the Company, which can often result in substantial buying activity.  Promoters are best used when their efforts are supplemented by both paid media activities, and traditional investor relations activities, such as press releases and streetwork.  Due to the manner in which promoters work, their programs tend to be short lived, and most promoters work with a client company for no more than three months.  (Use of a promoter is depended upon the Client's budget for such activities.)

V.               COMPENSATION AND EXPENSES

This proposal and engagement agreement has been prepared based upon what we believe, from our extensive experience in the business of financial communications and investor relations, to be the type of program necessary to bring the Company's story to the attention of its appropriate investment audiences. In accordance therewith, the proposal has been priced upon our estimate of the time and effort required to effectively execute the program, and the pricing is in line with the fees that we charge other companies with similar dynamics.

Fees are clearly a function of the staff time required to execute the plan. For some companies, it makes sense to keep cash outflow to a minimum and to provide for a financial communications plan over a longer period of time. Remember, in financial communications and investor relations, a consistent and steady program, even a low-budget program, executed over time, is always more effective that an expensive one-time effort.

Magnum is always prepared to discuss a compensation plan that provides more equity participation (stock and warrants) and less cash fees. We typically take some form of equity in payment because the monthly fee we charge often does not cover the cost of servicing an account, and we typically make our profits solely from the equity portion of our fees. In certain instances, we are prepared to "fund" part of the monthly cash fees on behalf of a client for a greater share in their equity.

Consulting Fees

Cash

As consideration for the services Magnum has agreed to provide, the Company shall pay Magnum a consulting fee of $500 per month while this Engagement is in effect.  The monthly fee may be increased or decreased at any time by mutual agreement of the Parties and depending upon the scope of activities.

Monthly fees are invoiced prior to the beginning of each month and due on the first day of the month.  If payment of the monthly fee is not received by the 15th of the month for which that monthly fee is due, work on the account may be put on a temporary hiatus, until such time as the monthly fee is paid. However, the obligation of the Company to fulfill its financial obligations with respect to this engagement remains as stated.

At the end of each month, Magnum will assess a finance charge against all unpaid the Company invoices that are at least 30 days old, at the rate of 1.5% of the face amount of the unpaid invoices.

Non-cash Compensation

In addition to the monthly consulting fee, and in consideration of Magnum's services, the Company will pay to Magnum each month an amount of restricted stock equal to $5,000 divided by the average closing bid price of the stock for the trading days in that month. Such share will carry full piggyback registration rights.  Such stock will be issued within 30 days of the end of the month in which the stock was earned.

Outside Services

Based upon our vast experience, we have found specific paid financial media programs to be an integral part of our clients' proactive financial communications program. We have identified and successfully utilized various financial media programs including, but not limited to, paid independent research, internet stock sites, television and radio programs, investor conferences, and the like. Based upon our belief in the beneficial efficacy of such programs, we recommend that, in addition to the services provided by Magnum Financial, our clients consider utilizing certain paid financial media, that could include the following:

·        Independent Research - We recommend that the Company commit to contract with an independent research firm for paid research coverage. The fees for this coverage typically range from $8,000 to $20,000.  Paid research is most appropriate when the Company is in a position to confidently forecast its future results, and is able to provide the analyst with an appropriate business model.

·        Internet Stock Site - We also recommend that the Company commit to contract with an Internet stock site (ISS) for Internet exposure and marketing. There are a number of Internet Web sites that promote growth and/or value stock opportunities. We have existing relationships with some, and there are others as well. We recommend exposure on at least one such Web site, and if the budget allows, maybe on two such sites. These Web sites will advise all Web site subscribers about the Company, and will generally issue a press release announcing that the Company is featured on the Web site. Then, on an ongoing basis, every time the Company issues a press release, all subscribers are advised of the press release by e-mail, and provided with a direct link to the release. The Web sites feature information on the Company, and may include additional investor services such as chat rooms, stock quotes and news links. Promotion of these Web sites is typically accomplished via banner ads, print advertising and hyperlinks on the Internet. Costs vary, and we will present a variety of Web sites to you and recommend one that is appropriate for the Company's budget.

·        Other Activities - We also recommend that the Company commit to participate in other ancillary marketing activities, which could include financial shows, mailings, television, radio, investor publications, conferences, and other activities. While there is an added cost to such activities, if executed properly, these activities can be very instrumental in building an audience for a company's stock.  We understand that the

Company's budget may not provide for these additional activities.  In some instances, via Magnum's influence, we may be able to provide some of these services for payment of stock.  Regardless, we recommend that the Company fund such programs as soon as is practicable.

·        Promoters - We recommend the use of promoters only in special circumstances.  If a promoter is used, it is important that their efforts be coordinated through Magnum, so as to obtain the maximum effect from their programs.  Further, many promoters tend to over promise and under deliver, and therefore it is best to use a promoter that Magnum has experience with, and whom Magnum knows will perform the services agreed upon.

As part of our services, we would coordinate all of these activities on the Company's behalf. One of the best audiences for small cap companies is individual investors, and the methods outlined herein constitute some of the more effective means of reaching those investors.  Further, these activities generate leads from interested and potential investors, which can be followed up on as part of our program.

Expenses

The Company will normally incur certain direct costs from time to time for news wire distribution services, broadcast media, website placement, print advertising, printing, 35mm color slides, color and black & white reproductions, meeting rooms and catering, bulk-mail postage, and bulk data entry of the contact database.   It is the policy of Magnum to pass through these additional direct without markup.  The direct costs that may be incurred from time to time will be billed to you directly from the vendor when practicable.  It is Magnum's policy to obtain prior approval from the Company on all services and/or expenditures made on the Company's behalf, by Magnum.

Any costs associated with traveling to the client's facilities to meet with management for an orientation and initial planning meeting is also billable to the client.

Any direct expenses paid by Magnum shall be itemized and invoiced at the end of each month of the engagement and due upon receipt.

VI.            EXCESS EVENTS, PREMIUM FEES

Our monthly fees are designed to provide a planned financial communications program that is implemented consistently over a period of time based on a reasonable estimate of the hours of work required to effect that plan.  For reasons beyond our control, particularly in times of crisis (proxy fights, auditor resignations, class-action litigation, suspension of trading, de-listing of securities, frenzied trading activity, etc) or rush situations (such as late SEC filings, last minute news releases, other critical news releases, after-hour meetings, etc.) the Company may require our involvement and time beyond the scope of this Agreement. In such situations, with client approval, we will provide additional services for additional fees.

 The fees provide for service to the client during normal business hours, from 6:30 AM  (market open) to 5:00PM, Monday through Friday.  While Magnum makes every endeavor to meet the needs of its clients during these hours, there may be situations in which the client requires the services of Magnum employees outside of the normal business hours.  Magnum will advise the Company of any instance when work requested cannot be accomplished during normal business hours, and if the Companyrequires that Magnum employees work beyond normal business hours to complete the work, Magnum will invoice the Company for those hours worked at the rate of $150 per hour.

VII.        EQUITY AND DEBT FINANCING EXPRESSLY EXCLUDED

Further, while our scope of work traditionally interfaces with investment bankers and investment funds in the financial community, this engagement does not cover corporate finance. Our services are defined as financial communications and investor relations, and our fees are structured to cover only these services.  Should the Company require any form of financing, we would be more than pleased to facilitate a separate corporate finance engagement.  However, it is Magnum's policy to obtain from each Client a success fee agreement relating to financings, acquisitions, and/or other business combinations that result from Magnum's activities.

VIII.     COMMENCEMENT DATE

The date our activities will actually commence will be the date on which Magnum receives a signed Agreement with a check for $500. However, our engagements are on a calendar month basis, and therefore, if this engagement is entered into from the first to the fifteenth of the month, it will be deemed to be effective with the first of that month, if entered into from the sixteen to the thirtyfirst of that month, it will be deemed to be effective from the first of the month following ("Effective Date").

IX.            TERM OF AGREEMENT

Upon the Company's execution hereof and its timely delivery of compensation instruments as stipulated herein (see "Acceptance, Execution, & Completion"), this Agreement shall continue until cancelled.

X.               TERMINATION

Either Party may cancel this Agreement at then end of any month.

The Company may terminate this Agreement immediately without notice or demand if any of the following should occur:

 (i.  Magnum's material breach of this Agreement.

(ii.  Any willful breach of duty or habitual neglect of duty by Magnum as related to the performance of this Agreement.

(iii.  The dissolution, insolvency, or bankruptcy of Magnum.

Magnum may terminate this Agreement immediately without notice or demand if any of the following should occur:

(i.  Within thirty days of the Execution Date hereof, the Company fails to remit the compensation instruments and an original of this signed Agreement to Magnum as stipulated further in this Agreement (see "Acceptance, Execution, & Completion").

(ii.  Within thirty (30) days of its due date, Magnum is not in receipt of its monthly fee or reimbursed for expenses billed.

(iii.  The Company's material breach of this Agreement.

(iv.  The dissolution, insolvency, or bankruptcy of the Company.

XI.            LAWS, REGULATIONS, & CONFIDENTIALITY

In this relationship, Magnum agrees to comply fully with all federal and state securities laws and regulations, industry guidelines and applicable corporate law. Additionally, our firm shall maintain the confidentiality of all information of the Company not cleared by the Company for public release.

XII.        INDEMNIFICATION

The Company agrees to indemnify and hold harmless Magnum, including its principals, members, and employees from and against any and all losses, claims, damages, expenses and/or liabilities which Magnum may incur arising out of Magnum's reliance upon and approved use of information, reports, and data furnished by and representations made by the Company with respect to itself, whereby Magnum in turn distributes and conveys such information, reports, and data to the public in the normal course of representing the Company in financial communications activities.  Such indemnification shall include, but not be limited to, expenses (including all attorney's fees), judgments, and amounts paid in settlement actually and reasonably incurred by Magnum in connection with an action, suit or proceeding brought against Magnum and/or its principals, members, or employees.

Similarly, Magnum agrees to indemnify and hold harmless the Company, including its principals, directors, officers, and employees from and against any and all losses, claims, damages, expenses and/or liabilities which the Company may incur arising out of Magnum's representation of the Company to the investment community, media, or its shareholders.  Such indemnification shall include, but not be limited to, expenses

(including all attorney's fees), judgments, and amounts paid in settlement actually and reasonably incurred by the Company in connection with an action, suit or proceeding brought against the Company and/or its principals, members, or employees.

XIII.     ACCEPTANCE, EXECUTION, & COMPLETION

Should you accept the terms, conditions, and provisions outlined herein please indicate such by signing and dating as provided for below.

In order that Magnum Financial have documented authority to represent the Company, please forward a facsimile of the signed and dated document to us at (Fax: 213-351-3512) immediately upon execution.

To complete the transaction between us, the Company shall, within two (2) days of the execution date hereof, remit the following:  i. an original of the signed and dated engagement agreement;  ii. a check in the amount of $500.  We recommend that you express mail all aforementioned items for timely delivery.

XIV.     ARBITRATION

The parties shall submit any dispute arising out of this Agreement, including the interpretation of or the enforcement of rights and duties under this Agreement, to final and binding arbitration pursuant to the Commercial Arbitration Rules of the American Arbitration Association, in Los Angeles, California.  At the request of any party, the arbitrators, attorneys, parties to the arbitration, witnesses, experts, court reporters, or other persons present at the arbitration shall agree in writing to maintain the strict confidentiality of the arbitration proceedings. Arbitration shall be conducted by a single, neutral arbitrator, or, at the election of any party, three neutral arbitrators, appointed in accordance with the Commercial Arbitration Rules of the American Arbitration Association. The arbitrator(s) shall be attorneys in practice for at least ten years, and experienced in the matter(s) being arbitrated. In any such arbitration, California Code of Civil Procedure Section 1283.05 (Right to Discovery; Procedure and Enforcement) shall be applicable.  The award of the arbitrator(s) shall be enforceable according to the applicable provisions of the California Code of Civil Procedure.  The arbitrator(s) shall have the same powers as those of a judge of the Superior Court of the State of California, shall be bound by the statutes and case law of the State of California, and shall render a decision as would a judge of a Superior Court of the State of California.  Notwithstanding the foregoing, either party shall have the right to petition a court of competent jurisdiction, for (i) injunctive relief or other equitable remedies against the other for any violation or breach by such party of its obligations hereunder pending a decision by the arbitrator(s), and (ii) for a permanent injunction.  If proper notice of any hearing has been given, the arbitrator(s) will have full power to proceed to take evidence or to perform any other acts necessary to arbitrate the matter in the absence of any party who fails to appear. EACH PARTY HERETO WAIVES THE RIGHT TO A JURY TRIAL.

XV.         MAGNUM STAFF

If during the term of this Agreement, and for one year following the termination of this Agreement, should Client hire on a permanent and/or full-time basis, any Magnum employee, contract worker, former employee or former contract worker ("Worker"), whether as an employee, contract worker or otherwise, who was at Magnum, or provided services to Magnum, at any time during the term of this engagement, then Client shall pay to Magnum a fee of $10,000, plus twenty five percent (25%) of the estimated annual compensation that the Worker is expected to earn from Client, such payment to be made within fifteen days of hire.  Should Client engage Worker on a part-time or project basis, then Client shall pay to Magnum a fee of $5,000, such payment to be made within fifteen days of engagement, plus twenty five percent (25%) of all amounts paid to Worker, for a period of one year from the time Client first engages Worker's services, such payments to be made when payment is made to Worker.

XVI.     MISCELLANEOUS

This Agreement shall be deemed to be executed and delivered within the State of California and is to be construed, interpreted and applied in accordance with the laws of the State of California, excluding that body of law relating to the Conflicts of Law.  This Agreement shall have venue in the courts of Los Angeles County. If any provision, term, or condition of this Agreement, or any application thereof, shall be declared invalid or unenforceable by any court of competent jurisdiction, such invalid or unenforceable language shall not affect the enforceability or effectiveness of the remainder of the Agreement.  As such, the remainder of this Agreement, and any other application of such provision, term, or condition, shall survive and continue in full force and effect.

The failure of either party to exercise any right, power, options or remedies provided hereunder, or to insist upon strict compliance with the terms hereof by the other, shall not constitute a waiver of the terms and conditions of this Agreement with respect to any other or subsequent breach thereof, nor a waiver by either party of its rights at any time thereafter to require exact and strict compliance with all terms hereof.  The rights and remedies hereunder are cumulative to any other rights or remedies that may be granted by law.

The undersigned hereby represent, warrant and certify that they in fact have full authority to enter into this specific Agreement; and furthermore agree to provide each other proof of such authority should such proof be requested.

This is the complete and final Agreement between the Parties relative to the subject matter hereof and all prior and contemporaneous statements, both oral and written are hereby superceded.

On behalf of the entire staff at Magnum Financial Group, we wish to thank you for your confidence in retaining our firm. Your account team looks forward to working with you now and in the future toward our mutually beneficial goals.

Respectfully,

MAGNUM FINANCIAL GROUP, LLC

/s/ Rana Thomas (on behalf of Michael S. Manahan)

Michael S. Manahan

President

In agreement and acceptance of the terms and conditions herein:

VillageEDOCS, Inc.

/s/ Mason Conner                             November 12, 2002

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Mason Conner, President                               Date